Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Fiscal 2019 GAAP EPS** of $7.94, Up 20 Percent,
and Adjusted EPS* of $8.21, Up 10 Percent

Fiscal 2019 (comparisons versus prior year):

•	GAAP EPS** of $7.94, up 20 percent; GAAP net income of $1,809 million, up 18 percent; and GAAP net income margin of 20.3 percent, up 310 basis points

•	Adjusted EPS* of $8.21, up 10 percent; adjusted EBITDA margin* of 38.9 percent, up 400 basis points

Q4 FY19 (comparisons versus prior year):

•	GAAP EPS** of $2.27, up 11 percent; GAAP net income of $519 million, up 13 percent; and GAAP net income margin of 22.7 percent, up 270 basis points

•	Adjusted EPS* of $2.27, up 14 percent; adjusted EBITDA margin* of 41.9 percent, up 610 basis points

Fiscal 2019 Highlights

•	37th consecutive year of dividend increase

•	Continued to execute gasification strategy:

◦	Confirmed final negotiations to form $11.5 billion joint venture to acquire the gasification/power/industrial gas assets at Jazan Economic City, Saudi Arabia

◦	Closed on GE gasification technology acquisition

◦	Announced new China gasification project with Debang

•	Continued to win and successfully execute base business projects around the world

Guidance

•
Fiscal 2020 full-year adjusted EPS guidance of $9.35 to $9.60 per share*, up 14 to 17 percent over prior year adjusted EPS*, including the expected contribution from the Jazan gas and power project; fiscal 2020 first quarter adjusted EPS guidance of $2.05 to $2.10 per share*, up 10 to 13 percent over fiscal 2019 first quarter adjusted EPS*

•	Expected fiscal year 2020 capital expenditures* of approximately $4 billion to $4.5 billion, including the expected spending for the Jazan gas and power project

*The identified results and guidance in this release, including in the highlights above, include references to non-GAAP financial measures. Additional information regarding these measures and a reconciliation of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow from investing activities if they were to occur.
**Earnings per share is from continuing operations and attributable to Air Products.

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LEHIGH VALLEY, Pa. (November 7, 2019) - Air Products (NYSE:APD) today reported fiscal year 2019 results, including GAAP diluted EPS from continuing operations of $7.94, up 20 percent; GAAP net income of $1,809 million, up 18 percent, primarily driven by higher pricing, volumes and tax reform impacts; and GAAP net income margin of 20.3 percent, up 310 basis points, each versus prior year.
For the year, on a non-GAAP basis, adjusted diluted EPS from continuing operations of $8.21, up 10 percent; adjusted EBITDA of $3.5 billion, up 11 percent, primarily driven by the higher pricing and volumes; and adjusted EBITDA margin of 38.9 percent, up 400 basis points, each versus prior year.

Full-year sales of $8.9 billion were flat versus last year on two percent volume growth and three percent higher pricing, offset three percent by unfavorable currency and two percent from a contract modification to a tolling agreement in India, which impacts sales but not profits. Volume growth was primarily driven by new plants and supported by positive base volume, partially offset by lower activity from the Jazan ASU sale of equipment project as it nears completion, which reduced overall volume growth by two percent.

Fiscal Fourth Quarter Results (Q4FY19)
Air Products reported, for its fiscal fourth quarter ended September 30, 2019, GAAP diluted EPS from continuing operations of $2.27, up 11 percent; GAAP net income of $519 million, up 13 percent, primarily driven by higher pricing, volumes, and prior-year tax reform and pension settlement impacts; and GAAP net income margin of 22.7 percent, up 270 basis points, each versus prior year.
For the fiscal fourth quarter, on a non-GAAP basis, adjusted diluted EPS from continuing operations of $2.27, up 14 percent; adjusted EBITDA of $957 million, up 16 percent, primarily driven by positive volume and pricing; and adjusted EBITDA margin of 41.9 percent, up 610 basis points, each versus prior year.
Fourth quarter sales of $2.3 billion decreased one percent, as five percent higher volumes and three percent higher pricing were more than offset by four percent lower energy cost pass-through, three percent from the India contract modification referenced above, and two percent unfavorable currency. Volume growth was driven primarily by new plants, base business growth and a short-term contract in Asia, which was partially offset by lower activity from the Jazan sale of equipment project, which reduced overall volume growth by two percent.
Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, "Our people have stayed focused on serving our customers and creating value for our shareholders, every day, and I want to thank them for their hard work, commitment and dedication. We are pursuing our strategic Five-Point Plan, including a focus on sustainability that is driving significant global growth opportunities in gasification, carbon capture, and hydrogen for mobility. We are generating significant cash, and also have the technical and operational strength, to execute on our base business while continuing to deploy capital into industrial gas megaprojects around the world.”

Fiscal Fourth Quarter Results by Business Segment (comparisons versus prior year)

•
Industrial Gases - Americas sales of $937 million decreased five percent, as three percent higher pricing was more than offset by five percent lower energy pass-through, two percent lower volumes, and one percent unfavorable currency. Operating income of $261 million increased four percent, primarily driven by higher pricing, and operating margin of 27.8 percent increased 230 basis points. Adjusted EBITDA of $412 million increased three percent, primarily driven by higher pricing, and adjusted EBITDA margin of 43.9 percent increased 350 basis points.

•
Industrial Gases - EMEA sales of $489 million decreased 12 percent. Volumes increased five percent and higher pricing contributed four percent. These results were more than offset by five percent lower energy pass-through, four percent unfavorable currency, and a 12 percent decrease from the India contract modification. Operating income of $121 million increased 14 percent, primarily driven by higher pricing, and operating margin of 24.7 percent increased 560 basis points; the India contract modification and lower energy pass-through improved operating margin by approximately 350 basis points. Adjusted EBITDA of $193 million increased 11 percent, primarily driven by higher pricing. Adjusted EBITDA margin of 39.5 percent increased 810 basis points; the India contract modification and lower energy pass-through improved adjusted EBITDA margin by approximately 600 basis points.

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•
Industrial Gases - Asia sales of $732 million increased 16 percent. Volumes increased 16 percent, driven primarily by new plants, including the Lu'An gasification project, a short-term contract and base business growth. Pricing increased three percent, while currency had a negative three percent impact. Operating income of $231 million increased 28 percent on improved volumes, pricing and productivity, and operating margin of 31.6 percent increased 310 basis points. Adjusted EBITDA of $354 million increased 31 percent on improved volumes, pricing and productivity, and adjusted EBITDA margin of 48.3 percent increased 550 basis points.

Outlook
Ghasemi said, “Air Products cannot control the economic and geopolitical uncertainty in the world. But we do have control over the actions we take to remain profitable and adapt to the constantly changing world. Our strong, capable and flexible team is focused on delivering productivity and creating our own growth opportunities through gasification, carbon capture, hydrogen for mobility and other projects driven by the world's need for cleaner energy and high-value products. A great example is the broader-scope joint venture at Jazan, a world-class project with world-class partners. We remain committed to continue growing adjusted earnings per share by more than 10 percent per year over the long term."

Air Products' full-year fiscal 2020 adjusted EPS guidance is $9.35 to $9.60 per share, up 14 to 17 percent over prior year adjusted EPS, including the expected contribution from the Jazan gas and power project. For the fiscal 2020 first quarter, Air Products' adjusted EPS guidance is $2.05 to $2.10 per share, up 10 to 13 percent over the fiscal 2019 first quarter adjusted EPS.
Air Products expects capital expenditures of approximately $4 billion to $4.5 billion for full-year fiscal 2020, including the expected spending for the Jazan gas and power project.
Effective October 1, 2018, Air Products adopted the new revenue recognition standard, which had no material impact on the company’s financial statements.

Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS and effective tax rate to a comparable GAAP range.

Earnings Teleconference
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on November 7, 2019 by calling 323-794-2598 and entering passcode 2097101, or access the Event Details page on Air Products’ Investor Relations web site.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for nearly 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals.
The Company had fiscal 2019 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $50 billion. Approximately 16,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, supply and demand dynamics in market segments we serve, or in the financial markets; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations or customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies, or to execute the projects in our backlog; our ability to develop and operate large scale and technically complex projects, including gasification projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters, acts of war, or terrorism; the impact of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of raw materials; the success of productivity and operational improvement programs; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2018. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share and per share data)	2019	2018	2019	2018
Sales	$2,283.2	$2,298.9	$8,918.9	$8,930.2
Cost of sales	1,490.8	1,565.8	5,975.5	6,189.5
Facility closure	—	—	29.0	—
Selling and administrative	181.9	186.0	750.0	760.8
Research and development	22.9	20.4	72.9	64.5
Cost reduction actions	—	—	25.5	—
Gain on exchange of equity affiliate investments	—	—	29.1	—
Other income (expense), net	15.6	7.0	49.3	50.2
Operating Income	603.2	533.7	2,144.4	1,965.6
Equity affiliates' income	59.9	59.2	215.4	174.8
Interest expense	30.1	35.4	137.0	130.5
Other non-operating income (expense), net	16.9	(28.6)	66.7	5.1
Income From Continuing Operations Before Taxes	649.9	528.9	2,289.5	2,015.0
Income tax provision	131.2	69.2	480.1	524.3
Income From Continuing Operations	518.7	459.7	1,809.4	1,490.7
Income from discontinued operations, net of tax	—	—	—	42.2
Net Income	518.7	459.7	1,809.4	1,532.9
Net income attributable to noncontrolling interests of continuing operations	15.5	6.8	49.4	35.1
Net Income Attributable to Air Products	$503.2	$452.9	$1,760.0	$1,497.8
Net Income Attributable to Air Products
Net income from continuing operations	$503.2	$452.9	$1,760.0	$1,455.6
Net income from discontinued operations	—	—	—	42.2
Net Income Attributable to Air Products	$503.2	$452.9	$1,760.0	$1,497.8
Basic Earnings Per Common Share Attributable to Air Products
Basic earnings per share from continuing operations	$2.28	$2.06	$7.99	$6.64
Basic earnings per share from discontinued operations	—	—	—	.19
Basic Earnings Per Common Share Attributable to Air Products	$2.28	$2.06	$7.99	$6.83
Diluted Earnings Per Common Share Attributable to Air Products
Diluted earnings per share from continuing operations	$2.27	$2.05	$7.94	$6.59
Diluted earnings per share from discontinued operations	—	—	—	.19
Diluted Earnings Per Common Share Attributable to Air Products	$2.27	$2.05	$7.94	$6.78
Weighted Average Common Shares – Basic (in millions)	220.7	219.6	220.3	219.3
Weighted Average Common Shares – Diluted (in millions)	222.1	220.9	221.6	220.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2019	2018
Assets
Current Assets
Cash and cash items	$2,248.7	$2,791.3
Short-term investments	166.0	184.7
Trade receivables, net	1,260.2	1,207.2
Inventories	388.3	396.1
Prepaid expenses	77.4	129.6
Other receivables and current assets	477.7	373.3
Total Current Assets	4,618.3	5,082.2
Investment in net assets of and advances to equity affiliates	1,276.2	1,277.2
Plant and equipment, at cost	22,333.7	21,490.2
Less: accumulated depreciation	11,996.1	11,566.5
Plant and equipment, net	10,337.6	9,923.7
Goodwill, net	797.1	788.9
Intangible assets, net	419.5	438.5
Noncurrent capital lease receivables	890.0	1,013.3
Other noncurrent assets	604.1	654.5
Total Noncurrent Assets	14,324.5	14,096.1
Total Assets	$18,942.8	$19,178.3
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,635.7	$1,817.8
Accrued income taxes	86.6	59.6
Short-term borrowings	58.2	54.3
Current portion of long-term debt	40.4	406.6
Total Current Liabilities	1,820.9	2,338.3
Long-term debt	2,907.3	2,967.4
Long-term debt – related party	320.1	384.3
Other noncurrent liabilities	1,712.4	1,536.9
Deferred income taxes	793.8	775.1
Total Noncurrent Liabilities	5,733.6	5,663.7
Total Liabilities	7,554.5	8,002.0
Air Products Shareholders’ Equity	11,053.6	10,857.5
Noncontrolling Interests	334.7	318.8
Total Equity	11,388.3	11,176.3
Total Liabilities and Equity	$18,942.8	$19,178.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2019	2018
Operating Activities
Net income	$1,809.4	$1,532.9
Less: Net income attributable to noncontrolling interests of continuing operations	49.4	35.1
Net income attributable to Air Products	1,760.0	1,497.8
Income from discontinued operations	—	(42.2)
Income from continuing operations attributable to Air Products	1,760.0	1,455.6
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,082.8	970.7
Deferred income taxes	57.6	(55.4)
Tax reform repatriation	49.4	240.6
Facility closure	29.0	—
Undistributed earnings of unconsolidated affiliates	(75.8)	(59.8)
Gain on sale of assets and investments	(24.2)	(6.9)
Share-based compensation	41.2	38.8
Noncurrent capital lease receivables	94.6	97.4
Other adjustments	(19.4)	131.6
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(69.0)	(42.8)
Inventories	(3.0)	(64.2)
Other receivables	79.8	128.3
Payables and accrued liabilities	(41.8)	(277.7)
Other working capital	8.7	(9.0)
Cash Provided by Operating Activities	2,969.9	2,547.2
Investing Activities
Additions to plant and equipment	(1,989.7)	(1,568.4)
Acquisitions, less cash acquired	(123.2)	(345.4)
Investment in and advances to unconsolidated affiliates	(15.7)	—
Proceeds from sale of assets and investments	11.1	48.8
Purchases of investments	(172.1)	(530.3)
Proceeds from investments	190.5	748.2
Other investing activities	(14.3)	5.5
Cash Used for Investing Activities	(2,113.4)	(1,641.6)
Financing Activities
Long-term debt proceeds	—	.5
Payments on long-term debt	(428.6)	(418.7)
Net increase (decrease) in commercial paper and short-term borrowings	3.9	(78.5)
Dividends paid to shareholders	(994.0)	(897.8)
Proceeds from stock option exercises	68.1	76.2
Other financing activities	(19.9)	(41.5)
Cash Used for Financing Activities	(1,370.5)	(1,359.8)
Discontinued Operations
Cash used for operating activities	—	(12.8)
Cash provided by investing activities	—	18.6
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	—	5.8
Effect of Exchange Rate Changes on Cash	(28.6)	(33.9)
Decrease in Cash and Cash Items	(542.6)	(482.3)
Cash and Cash items - Beginning of Year	2,791.3	3,273.6
Cash and Cash items - End of Period	$2,248.7	$2,791.3
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds) - Continuing operations	$323.6	$364.6

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Three Months Ended 30 September 2019
Sales	$937.3	$489.3	$732.0	$81.1	$43.5	$2,283.2
Operating income (loss)	260.7	120.9	231.3	6.2	(15.9)	603.2
Depreciation and amortization	128.4	49.1	108.8	2.3	5.0	293.6
Equity affiliates' income	22.7	23.2	13.5	.5	—	59.9
Three Months Ended 30 September 2018
Sales	$987.1	$554.7	$633.0	$100.3	$23.8	$2,298.9
Operating income (loss)	251.3	105.8	180.2	12.5	(40.2)	509.6
Depreciation and amortization	124.7	49.0	76.9	2.3	4.3	257.2
Equity affiliates' income (loss)	22.4	19.4	13.6	(.2)	—	55.2

	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Twelve Months Ended 30 September 2019
Sales	$3,873.5	$2,002.5	$2,663.6	$261.0	$118.3	$8,918.9
Operating income (loss)	997.7	472.4	864.2	(11.7)	(152.8)	2,169.8
Depreciation and amortization	505.2	189.5	361.5	8.6	18.0	1,082.8
Equity affiliates' income	84.8	69.0	58.4	3.2	—	215.4
Twelve Months Ended 30 September 2018
Sales	$3,758.8	$2,193.3	$2,458.0	$436.1	$84.0	$8,930.2
Operating income (loss)	927.9	445.8	689.9	53.9	(176.0)	1,941.5
Depreciation and amortization	485.3	198.6	265.8	8.1	12.9	970.7
Equity affiliates' income	82.0	61.1	58.3	1.9	—	203.3
Total Assets
30 September 2019	$5,832.2	$3,250.8	$6,240.6	$325.7	$3,293.5	$18,942.8
30 September 2018	5,904.0	3,280.4	5,899.5	240.1	3,854.3	19,178.3

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Below is a reconciliation to operating income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2019	2018	2019	2018
Total	$603.2	$509.6	$2,169.8	$1,941.5
Change in inventory valuation method	—	24.1	—	24.1
Facility closure	—	—	(29.0)	—
Cost reduction actions	—	—	(25.5)	—
Gain on exchange of equity affiliate investments	—	—	29.1	—
Consolidated Operating Income	$603.2	$533.7	$2,144.4	$1,965.6
Below is a reconciliation to equity affiliates' income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2019	2018	2019	2018
Total	$59.9	$55.2	$215.4	$203.3
Tax reform repatriation - equity method investment	—	4.0	—	(28.5)
Consolidated Equity Affiliates' Income	$59.9	$59.2	$215.4	$174.8

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
The Company presents certain financial measures on a non-GAAP (“adjusted”) basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, and adjusted EBITDA margin. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, which are presented above, we also include certain supplemental non-GAAP financial measures that are presented below to help the reader understand the impact that our non-GAAP adjustments have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present below a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP).
The Company's non-GAAP measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company's historical financial performance and projected future results.
In many cases, non-GAAP measures are determined by adjusting the most directly comparable GAAP measure to exclude certain disclosed items, or “non-GAAP adjustments,” that the Company believes are not representative of underlying business performance. For example, the Company previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that the Company may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of the transactions. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
The fiscal year 2019 non-GAAP adjustments are detailed below. For information related to non-GAAP adjustments in fiscal year 2018, refer to Exhibit 99.1 to the Company's Current Report on Form 8-K dated 6 November 2018.
Cost Reduction Actions
Our consolidated income statements for the twelve months ended 30 September 2019 include an expense of $25.5 ($18.8 after-tax, or $.08 per share) recorded during the third quarter for severance and other benefits associated with position eliminations. These actions are expected to drive cost synergies primarily within the Industrial Gases – EMEA and the Industrial Gases – Americas segments. The expense has been reflected as “Cost reduction actions” on the consolidated income statements and was excluded from segment operating income.
Gain on Exchange Of Equity Affiliate Investments
On 1 May 2019, we closed on a transaction involving two 50%-owned industrial gas joint ventures in China that we accounted for as equity method investments in our Industrial Gases – Asia segment. As part of the transaction, we acquired our joint venture partner's 50% interest in WuXi Hi-Tech Gas Co., Ltd. ("WuXi") in exchange for our 50% interest in High-Tech Gases (Beijing) Co., Ltd. ("High-Tech Gases"). The exchange resulted in a net gain of $29.1 ($.13 per share), of which $15.0 resulted from the revaluation of our previously held equity interest in WuXi to its acquisition date fair value and $14.1 resulted from the disposition of our interest in High-Tech Gases. The net gain has been reflected as "Gain on exchange of equity affiliate investments" on our consolidated income statements and was excluded from segment operating income for the twelve months ended 30 September 2019. There were no tax impacts on the exchange.
The acquisition of the remaining interest in WuXi was accounted for as a business combination. The results of this business have been consolidated within our Industrial Gases – Asia segment as of the acquisition date. The consolidated results subsequent to the acquisition were not material.
Pension Settlement Loss
Our consolidated income statements for the twelve months ended 30 September 2019 include a pension settlement loss of $5.0 ($3.8 after-tax, or $.02 per share). This expense was recorded during the second quarter to accelerate recognition of a portion of actuarial losses deferred in accumulated other comprehensive loss associated with the U.S. Supplementary Pension Plan. The loss is reflected on our consolidated income statements within “Other non-operating income (expense), net.”

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Income Taxes
The United States enacted the U.S. Tax Cuts and Jobs Act (the “Tax Act”) on 22 December 2017. This legislation significantly changed existing U.S. tax laws, including a reduction in the federal corporate income tax rate from 35% to 21%, a deemed repatriation tax on unremitted foreign earnings, as well as other changes. Our income tax provision for the twelve months ended 30 September 2019 includes a net expense of $43.8 ($.20 per share) for the reversal of a $56.2 benefit recorded in the fourth quarter of fiscal year 2018 related to the U.S. taxation of deemed foreign dividends, partially offset by a benefit of $12.4 to reduce the total expected costs of the deemed repatriation tax.
While our accounting for the provisions of the Tax Act is not provisional, further adjustments to the deemed repatriation tax could result from future adjustments to U.S. or foreign tax examinations of the years impacted by the calculation, or from the issuance of additional federal or state guidance.
Facility Closure
In December 2018, one of our customers was subject to a government enforced shutdown due to environmental reasons. As a result, we recognized a charge of $29.0 ($22.1 after-tax, or $.10 per share) during the first quarter of fiscal year 2019 primarily related to the write-off of onsite assets. This charge is reflected as “Facility closure” on our consolidated income statements for the twelve months ended 30 September 2019 and has been excluded from segment results. Annual sales and operating income associated with this customer prior to the facility closure were not material to the Industrial Gases – Asia segment. We do not expect to recognize additional charges related to this shutdown.

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CONSOLIDATED RESULTS
The tables below provide a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate diluted earnings per share (EPS), which the Company views as a key performance metric. We believe it is important for the reader to understand the per share impact of our non-GAAP adjustments as Management does not consider these impacts when evaluating underlying business performance.

	Continuing Operations
	Three Months Ended 30 September
Q4 2019 vs. Q4 2018	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2019 GAAP	$603.2	$59.9	$131.2	$503.2	$2.27
2018 GAAP	533.7	59.2	69.2	452.9	2.05
Change GAAP				$50.3	$.22
% Change GAAP				11%	11%
2019 GAAP	$603.2	$59.9	$131.2	$503.2	$2.27
2019 Non-GAAP Measure ("Adjusted")	$603.2	$59.9	$131.2	$503.2	$2.27
2018 GAAP	$533.7	$59.2	$69.2	$452.9	$2.05
Change in inventory valuation method	(24.1)	—	(6.6)	(17.5)	(.08)
Pension settlement loss(A)	—	—	10.5	33.2	.15
Tax reform repatriation	—	(4.0)	(28.1)	24.1	.11
Tax reform adjustment related to deemed foreign dividends	—	—	56.2	(56.2)	(.25)
Tax reform rate change and other	—	—	(2.2)	2.2	.01
Tax restructuring	—	—	(3.1)	3.1	.01
2018 Non-GAAP Measure ("Adjusted")	$509.6	$55.2	$95.9	$441.8	$2.00
Change Non-GAAP Measure ("Adjusted")				$61.4	$.27
% Change Non-GAAP Measure ("Adjusted")				14%	14%

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	Continuing Operations
	Twelve Months Ended 30 September
2019 vs. 2018	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2019 GAAP	$2,144.4	$215.4	$480.1	$1,760.0	$7.94
2018 GAAP	1,965.6	174.8	524.3	1,455.6	6.59
Change GAAP				$304.4	$1.35
% Change GAAP				21%	20%
2019 GAAP	$2,144.4	$215.4	$480.1	$1,760.0	$7.94
Facility closure	29.0	—	6.9	22.1	.10
Cost reduction actions	25.5	—	6.7	18.8	.08
Gain on exchange of equity affiliate investments	(29.1)	—	—	(29.1)	(.13)
Pension settlement loss(A)	—	—	1.2	3.8	.02
Tax reform repatriation	—	—	12.4	(12.4)	(.06)
Tax reform adjustment related to deemed foreign dividends	—	—	(56.2)	56.2	.26
2019 Non-GAAP Measure ("Adjusted")	$2,169.8	$215.4	$451.1	$1,819.4	$8.21
2018 GAAP	$1,965.6	$174.8	$524.3	$1,455.6	$6.59
Change in inventory valuation method	(24.1)	—	(6.6)	(17.5)	(.08)
Pension settlement loss(A)	—	—	10.5	33.2	.15
Tax reform repatriation	—	28.5	(448.6)	477.1	2.16
Tax reform adjustment related to deemed foreign dividends	—	—	56.2	(56.2)	(.25)
Tax reform rate change and other	—	—	211.8	(211.8)	(.96)
Tax restructuring	—	—	35.7	(35.7)	(.16)
2018 Non-GAAP Measure ("Adjusted")	$1,941.5	$203.3	$383.3	$1,644.7	$7.45
Change Non-GAAP Measure ("Adjusted")				$174.7	$.76
% Change Non-GAAP Measure ("Adjusted")				11%	10%

(A)
Reflected on the consolidated income statements within "Other non-operating income (expense), net." Fiscal year 2019 includes a before-tax impact of $5.0 for the twelve months ended 30 September 2019. The fourth quarter and fiscal year 2018 includes a before-tax impact of $43.7.

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ADJUSTED EBITDA
We define Adjusted EBITDA as net income less income (loss) from discontinued operations and excluding certain non‑GAAP adjustments, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non‑operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margin is calculated for each period by dividing each line item by consolidated sales for the respective period.
Below is a presentation of consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1	Q2	Q3	Q4	Total
Sales
2019	$2,224.0	$2,187.7	$2,224.0	$2,283.2	$8,918.9
2018	2,216.6	2,155.7	2,259.0	2,298.9	8,930.2

	Q1		Q2		Q3		Q4		FY2019
2019	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Net income	$357.0	16.0%	$433.5	19.8%	$500.2	22.5%	$518.7	22.7%	$1,809.4	20.3%
Less: Income from discontinued operations	—	—%	—	—%	—	—%	—	—%	—	—%
Add: Interest expense	37.3	1.7%	35.4	1.6%	34.2	1.5%	30.1	1.3%	137.0	1.5%
Less: Other non-operating income (expense), net	18.5	.8%	13.7	.6%	17.6	.8%	16.9	.7%	66.7	.7%
Add: Income tax provision	132.1	5.9%	107.5	4.9%	109.3	4.9%	131.2	5.7%	480.1	5.4%
Add: Depreciation and amortization	258.0	11.6%	262.1	12.0%	269.1	12.1%	293.6	12.9%	1,082.8	12.1%
Add: Facility closure	29.0	1.3%	—	—%	—	—%	—	—%	29.0	.3%
Add: Cost reduction actions	—	—%	—	—%	25.5	1.2%	—	—%	25.5	.3%
Less: Gain on exchange of equity affiliate investments	—	—%	—	—%	29.1	1.3%	—	—%	29.1	.3%
Adjusted EBITDA	$794.9	35.7%	$824.8	37.7%	$891.6	40.1%	$956.7	41.9%	$3,468.0	38.9%

	Q1		Q2		Q3		Q4		FY2018
2018	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Net income	$161.7	7.3%	$423.6	19.7%	$487.9	21.6%	$459.7	20.0%	$1,532.9	17.2%
Less: Income (Loss) from discontinued operations	(1.0)	—%	—	—%	43.2	1.9%	—	—%	42.2	.5%
Add: Interest expense	29.8	1.3%	30.4	1.4%	34.9	1.6%	35.4	1.5%	130.5	1.5%
Less: Other non-operating income (expense), net	9.8	.4%	11.1	.5%	12.8	.6%	(28.6)	(1.3)%	5.1	.1%
Add: Income tax provision	291.8	13.2%	56.2	2.6%	107.1	4.7%	69.2	3.0%	524.3	5.9%
Add: Depreciation and amortization	227.9	10.3%	240.0	11.1%	245.6	10.9%	257.2	11.2%	970.7	10.9%
Less: Change in inventory valuation method	—	—%	—	—%	—	—%	24.1	1.0%	24.1	.3%
Add: Tax reform repatriation - equity method investment	32.5	1.5%	—	—%	—	—%	(4.0)	(.2)%	28.5	.3%
Adjusted EBITDA	$734.9	33.2%	$739.1	34.3%	$819.5	36.3%	$822.0	35.8%	$3,115.5	34.9%

2019 vs. 2018	Q1		Q2		Q3		Q4		Total
Change GAAP
Net income $ change	$195.3		$9.9		$12.3		$59.0		$276.5
Net income % change	121%		2%		3%		13%		18%
Net income margin change	870	bp	10	bp	90	bp	270	bp	310	bp
Change Non-GAAP
Adjusted EBITDA $ change	$60.0		$85.7		$72.1		$134.7		$352.5
Adjusted EBITDA % change	8%		12%		9%		16%		11%
Adjusted EBITDA margin change	250	bp	340	bp	380	bp	610	bp	400	bp

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Below is a reconciliation of operating income and operating margin by segment to adjusted EBITDA and adjusted EBITDA margin by segment for the three months ended 30 September 2019 and 2018:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Total
GAAP MEASURE
Three Months Ended 30 September 2019
Operating income (loss)	$260.7		$120.9		$231.3		$6.2	($15.9)	$603.2
Operating margin	27.8%		24.7%		31.6%
Three Months Ended 30 September 2018
Operating income (loss)	$251.3		$105.8		$180.2		$12.5	($40.2)	$509.6
Operating margin	25.5%		19.1%		28.5%
Operating income change	$9.4		$15.1		$51.1
Operating income % change	4%		14%		28%
Operating margin change	230	bp	560	bp	310	bp
NON-GAAP MEASURE
Three Months Ended 30 September 2019
Operating income (loss)	$260.7		$120.9		$231.3		$6.2	($15.9)	$603.2
Add: Depreciation and amortization	128.4		49.1		108.8		2.3	5.0	293.6
Add: Equity affiliates' income	22.7		23.2		13.5		.5	—	59.9
Adjusted EBITDA	$411.8		$193.2		$353.6		$9.0	($10.9)	$956.7
Adjusted EBITDA margin	43.9%		39.5%		48.3%
Three Months Ended 30 September 2018
Operating income (loss)	$251.3		$105.8		$180.2		$12.5	($40.2)	$509.6
Add: Depreciation and amortization	124.7		49.0		76.9		2.3	4.3	257.2
Add: Equity affiliates' income (loss)	22.4		19.4		13.6		(.2)	—	55.2
Adjusted EBITDA	$398.4		$174.2		$270.7		$14.6	($35.9)	$822.0
Adjusted EBITDA margin	40.4%		31.4%		42.8%
Adjusted EBITDA change	$13.4		$19.0		$82.9
Adjusted EBITDA % change	3%		11%		31%
Adjusted EBITDA margin change	350	bp	810	bp	550	bp

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The following table reconciles operating income as reflected on our consolidated income statements to total operating income in the table above:

	Three Months Ended
	30 September
Operating Income	2019	2018
Consolidated operating income	$603.2	$533.7
Change in inventory valuation method	—	(24.1)
Total	$603.2	$509.6
The following table reconciles equity affiliates' income as reflected on our consolidated income statements to total equity affiliates' income in the table above:

	Three Months Ended
	30 September
Equity Affiliates' Income	2019	2018
Consolidated equity affiliates' income	$59.9	$59.2
Tax reform repatriation - equity method investment	—	(4.0)
Total	$59.9	$55.2

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INCOME TAXES
The tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense associated with each adjustment and is primarily dependent upon the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

	Effective Tax Rate
	Three Months Ended 30 September		Twelve Months Ended 30 September
	2019	2018	2019	2018
Income Tax Provision—GAAP	$131.2	$69.2	$480.1	$524.3
Income From Continuing Operations Before Taxes—GAAP	$649.9	$528.9	$2,289.5	$2,015.0
Effective Tax Rate—GAAP	20.2%	13.1%	21.0%	26.0%
Income Tax Provision—GAAP	$131.2	$69.2	$480.1	$524.3
Change in inventory valuation method	—	(6.6)	—	(6.6)
Facility closure	—	—	6.9	—
Cost reduction actions	—	—	6.7	—
Pension settlement loss	—	10.5	1.2	10.5
Tax reform repatriation	—	(28.1)	12.4	(448.6)
Tax reform adjustment related to deemed foreign dividends	—	56.2	(56.2)	56.2
Tax reform rate change and other	—	(2.2)	—	211.8
Tax restructuring	—	(3.1)	—	35.7
Income Tax Provision—Non-GAAP Measure ("Adjusted")	$131.2	$95.9	$451.1	$383.3
Income From Continuing Operations Before Taxes—GAAP	$649.9	$528.9	$2,289.5	$2,015.0
Change in inventory valuation method	—	(24.1)	—	(24.1)
Facility closure	—	—	29.0	—
Cost reduction actions	—	—	25.5	—
Gain on exchange of equity affiliate investments	—	—	(29.1)	—
Pension settlement loss	—	43.7	5.0	43.7
Tax reform repatriation - equity method investment	—	(4.0)	—	28.5
Income From Continuing Operations Before Taxes—Non-GAAP Measure ("Adjusted")	$649.9	$544.5	$2,319.9	$2,063.1
Effective Tax Rate—Non-GAAP Measure ("Adjusted")	20.2%	17.6%	19.4%	18.6%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2019	2018
Cash used for investing activities	$2,113.4	$1,641.6
Proceeds from sale of assets and investments	11.1	48.8
Purchases of investments	(172.1)	(530.3)
Proceeds from investments	190.5	748.2
Other investing activities	(14.3)	5.5
Capital expenditures	$2,128.6	$1,913.8
The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2019	2018
Additions to plant and equipment	$1,989.7	$1,568.4
Acquisitions, less cash acquired	123.2	345.4
Investment in and advances to unconsolidated affiliates	15.7	—
Capital expenditures	$2,128.6	$1,913.8
We expect capital expenditures for fiscal year 2020 to be approximately $4 billion to $4.5 billion, including the expected spending for the Jazan gas and power project.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

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OUTLOOK
Guidance is provided on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2019 GAAP Diluted EPS	$1.57	$7.94
Facility closure	.10	.10
Cost reduction actions	—	.08
Gain on exchange of equity affiliate investments	—	(.13)
Pension settlement loss	—	.02
Tax reform repatriation	(.07)	(.06)
Tax reform adjustment related to deemed foreign dividends	.26	.26
2019 Adjusted Diluted EPS	$1.86	$8.21
2020 Adjusted Diluted EPS Outlook	2.05–2.10	9.35–9.60
Change	.19–.24	1.14–1.39
% Change	10%–13%	14%–17%